As filed with the Securities and Exchange Commission on December 16, 2016

Registration No. 333-204511

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-204511

UNDER

THE SECURITIES ACT OF 1933

TALEN ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	47-1197305
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

835 Hamilton Street

Suite 150

Allentown, Pennsylvania 18101-1179

(888) 211-6011

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Talen Energy 2015 Stock Incentive Plan

Talen Energy Directors Deferred Compensation Plan

(Full title of plan)

Name, address, including zip code, and telephone number, including area code, of agent for service:	Copy of communications to:

Thomas G. Douglass, Jr. General Counsel and Secretary 835 Hamilton Street Suite 150 Allentown, Pennsylvania 18101-1179 (888) 211-6011	E. Ramey Layne Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 (713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Talen Energy Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•	Registration No. 333-204510, filed on Form S-8 on May 28, 2015, pertaining to the registration of up to 6,130,000 shares of the Company’s common stock, $0.001 par value per share issuable under the Talen Energy 2015 Stock Incentive Plan and Talen Energy Directors Deferred Compensation Plan.

On June 2, 2016, the Company, RPH Parent LLC, a Delaware limited liability company (“RPH”), SPH Parent LLC, a Delaware limited liability company (“SPH”), CRJ Parent LLC, a Delaware limited liability company (“CRJ”) (each of RPH, SPH and CRJ, a “Parent” and collectively, “Parent”), and RJS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into the Agreement and Plan of Merger, providing for the merger of the Company with and into Merger Sub (the “Merger”). The Merger closed on December 6, 2016.

As a result of the completion of the Merger, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, Commonwealth of Pennsylvania, on this 16th day of December, 2016.

TALEN ENERGY CORPORATION

By:	/s/ Thomas G. Douglass, Jr.
Name:	Thomas G. Douglass, Jr.
Title:	General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on December 16, 2016 by the following persons in the capacities indicated.

Name	Title

/s/ Ralph Alexander	President, Chief Executive Officer and Director (Principal Executive Officer)
Ralph Alexander

/s/ Alejandro Hernandez	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Alejandro Hernandez

/s/ Carl Williams	Director
Carl Williams

/s/ Michael Hoffman	Director
Michael Hoffman

/s/ James Hackett	Director
James Hackett